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Exhibit 99

FOR IMMEDIATE RELEASE


    UWINK BRINGS ITS UNIQUE TECHNOLOGY TO THE SENIOR HOUSING MARKET WITH THE
               SIGNING OF ITS FIRST TECHNOLOGY LICENSING AGREEMENT

    LICENSING AND DEVELOPMENT AGREEMENT WITH LEADING AFFORDABLE HOUSING REAL
         ESTATE DEVELOPER EXPANDS UWINK'S TECHNOLOGY INTO OTHER MARKETS


LOS ANGELES - Feb. 25, 2008 - uWink, Inc. (OTCBB: UWKI), an entertainment and hospitality software company, today announced a software licensing and development agreement with a leading California real-estate developer, InSite Development, to provide unique touch-based technology for the senior housing market. Under this agreement, uWink's interactive digital content operating system and real-time, multi-player game platform will initially be deployed into Arbor Court, a ground-breaking housing community in Lancaster, California. In addition, InSite and uWink will partner in developing custom senior-specific applications based on the uWink technology and will license to third parties in the senior housing market.

The uWink technology allows users to intuitively and easily use touch to access and interact with various forms of digital content and custom applications including menus, games, videos and music.

At Arbor Court, each residential unit contains a touch screen terminal. InSite plans to deploy the uWink software and custom applications on these terminals in order to provide residents easy, one-touch connectivity to a wide variety of information and services including food and pharmacy ordering, video conferencing, assistance and maintenance requests, and games and other digital content. In addition, InSite plans to use uWink's multi-player game platform to offer group entertainment as well as memory muscle games that have been shown to enhance brain function in seniors and also to reverse damage caused by Alzheimer's, strokes and surgery. The overarching objective is to create an affordable senior housing model that uses technology to both help seniors stay independent longer and reduce labor costs.

"Our goal with Arbor Court is to create an affordable alternative for seniors and disabled adults to allow them to age in a place with dignity," said Principal Developer with InSite, Scott Ehrlich. "If we give our residents an extra 10 years of independence before being institutionalized in a nursing home then we've hit a home run. This uWink touch technology will allow residents an interactive connection to the outside world and stimulate their minds and improve their memory. We believe that this is an invaluable amenity that will be a model for future senior housing."

"This agreement is the first to demonstrate how the uWink technology is able to help solve real-world problems in different markets," said Nolan Bushnell, CEO of uWink. "We believe that there are numerous markets where implementing uWink's flexible and robust touch technology will increase services while decreasing labor costs, making software licensing a very attractive business model for us going forward."

About InSite:

InSite Development acquires, rehabilitates, and develops properties in the Southern California area for its portfolio. InSite's affiliated company Ironwood Management operates and manages the day to day business of this 2600+ unit, quarter billion dollar portfolio. InSite's 15+ years of experience in both market rate and affordable multi-family housing, allows the team to see opportunities where others may not. InSite's purpose is to leverage the team's intrinsic energy, creativity, relationships, and experience to unleash existing financial resources in partnership with local social service providers and community leaders to create a true social impact through the creation of new housing. InSite's core strengths are the company's ability to identify and move quickly on undervalued land and acquisition/rehabilitation properties and then to creatively secure financing sources to execute its vision for quality housing. For more information visit: www.insitedevelopment.com.

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uWink:

uWink develops touch-based digital media entertainment and hospitality software and an interactive restaurant concept that allows customers to order food, drinks, games and other digital media at the table through proprietary touch screen terminals. uWink plans to open two more restaurants in California in early 2008. uWink is led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC). For more information: www.uwink.com.


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For more information please contact:

Alissa Tappan
uWink
Cell - 415-235-9532
alissa@uwink.com
www.uwink.com